EXHIBIT 4.4

NEITHER THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

12% CONVERTIBLE PROMISSORY NOTE

$_______________	________________, 2011

FOR VALUE RECEIVED, ANYTHINGIT INC., a Delaware corporation, with an address at 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410 (the “Company” or “Payor”), promises to pay to the order of _______________________ (the “Payee” or the “Holder”), or registered assigns, the principal amount of ___________ ($_________) on December 31, 2013 (the “Maturity Date”), and unpaid interest on the unpaid principal balance hereof from the date of this Note at rate of 12% per annum, payable annually, in arrears, beginning on December 31, 2011, payable in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) valued at $0.10 per share (the “Interest Shares”).  Payments of principal shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts.  This Note is one of a series of Notes issued and sold by the Company pursuant to the provisions of the Confidential Private Offering Term Sheet dated January 7, 2011.

1. Terms of Repayment.

1.1 Application of Payments.  All payments received on account of this Note shall be applied to the reduction of the unpaid principal balance of this Note.  Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. Interest Shares are issuable annually, in arrears, in full satisfaction of all accrued but unpaid interest for such period.

1.2 Default Interest Rate.  If payment of the outstanding principal amount of this Note, together with the issuance of Interest Shares representing all accrued unpaid interest thereon at the applicable rate of interest (as set forth herein), is not made on the Maturity Date, then interest shall accrue on the outstanding principal amount due under this Note and on any unpaid accrued interest due on this date of the payment in full of such amounts (including from and after the date of the entry of judgment in favor of the Holder in an action to collect this Note) at an annual rate equal to the lesser of 18% or the maximum rate of interest permitted by applicable law.

1.3 Maximum Interest Rate.  Notwithstanding anything to the contrary contained in this Note, the Company shall not be obligated pay, and the Holder shall not be entitled to charge, collect, or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, any amounts of interest collected by the Holder in excess of such maximum rate shall be deemed to apply to principal, and all payments of interest and principal shall be recalculated to allow for such characterization.

1.4  Payment Dates.  In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New Jersey, the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

1.5      Automatic Extension of Maturity Date.  If this Note shall not have been converted into shares of the Company’s Common Stock in accordance with Section 2 hereof on or prior to the Maturity Date, in the Company’s sole option the Maturity Date may be extended to December 31, 2014, with interest on the outstanding principal balance of this Note continuing at 12% per annum, payable in Interest Shares.

2. Conversion Rights.

2.1  Holder’s Right to Convert.  The Holder shall have the option, at any time, to convert all or any part of the outstanding principal amount of this Note and accrued and unpaid interest into fully paid and non-assessable shares of the Common Stock of the Company (the "Holder’s Conversion Right") at the Conversion Price (as defined below) determined as provided in this Section 2.  Promptly after the surrender of this Note, accompanied by a Notice of Conversion of Convertible Note in the form attached hereto as Exhibit A, properly completed and duly executed by the Holder (a “Holder Conversion Notice”), the Company shall issue and deliver to or upon the order of the Holder that number of shares of Common Stock for the balance of this Note together with accrued but unpaid interest calculated through the date of Holder’s Conversion Notice converted as shall be determined in accordance herewith.

2.2    Company’s Right to Convert.  At any time that the closing price of the Company’s Common Stock on any exchange on which it might be listed or in the over the counter market equals or exceeds $0.20 per share for 20 consecutive trading days (the “Company Conversion Condition”), the Company shall have the option, at any time, to convert all or any part of the outstanding principal amount of this Note and accrued and unpaid interest into fully paid and non-assessable shares of the Common Stock of the Company (the "Company Conversion Right") at the Conversion Price (as defined below) determined as provided in this Section 2.  Promptly upon the satisfaction of the Company Conversion Condition, the Company shall give written notice of the exercise of the Company Conversion Right to the Holder (the “Company Conversion Notice”).  The Holder shall thereafter promptly surrender of this Note and the Company shall issue and deliver to or upon the order of the Holder that number of shares of Common Stock for the balance of this Note together with accrued but unpaid interest calculated through the date of the Company Conversion Notice converted as shall be determined in accordance herewith.

2.3    Calculation.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing (i) the amount of principal (and accrued and unpaid interest) to be converted by (ii) the Conversion Price in effect on the date the either the Holder Conversion Notice or the Company Conversion Notice, as the case may be, is delivered.

2.4     Conversion Price.  The conversion price shall be $0.10 per share, subject to adjustment from time to time upon the happening of certain events (as adjusted, the “Conversion Price”) as set forth below.

2.5     Subdivision.  If the Company, at any time while the Note remains outstanding, shall (i) subdivide the Common Stock (or effect a similar transaction), the Conversion Price shall be proportionately reduced or (ii) effect a reverse stock split or similar transaction, the Conversion Price shall be proportionately increased, as the case may be, as of the effective date of such subdivision, reverse stock split or similar transaction, or, if the Company shall take a record of holders of its Common Stock for the purpose of any such transaction, as of such record date, whichever is earlier (provided if such transaction does not actually occur, such adjustment shall not be made).

2.6      Stock Dividends.  If the Company, at any time while the Note is outstanding, shall pay a dividend in shares of, or make other distribution of shares of the Common Stock, then the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

2.7     Reclassification, Consolidation or Merger.  At any time while this Note remains outstanding, in case of any reclassification or change of Common Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value) or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute new note providing that the Holder of the Note shall have the right to exercise such new note (upon terms not less favorable to the holder than those then applicable to the Note) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Note, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, sale or transfer by the Holder of one share of Common Stock issuable upon exercise of the Note had the Note been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2. The provisions of this Section 2.7 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

2.8     Method of Conversion.  Except as otherwise provided in this Note or agreed to by the Holder, this Note may be converted by the Holder in whole at any time or in part from time to time by (i) submitting to the Company a Holder Conversion Notice (by facsimile dispatched on the Conversion Date and confirmed by U.S. mail or overnight mail service sent within two business days thereafter) and (ii) surrendering this Note with the mailed confirmation of the Holder Conversion Notice at the principal office of the Company. Upon partial exercise of the conversion rights set forth herein, a new note containing the same date and provisions as this Note shall be issued by the Company to the Holder for the balance due hereunder which shall not have been converted.

2.9     Restrictions on Shares.  This Note has been issued by the Company pursuant to the exemption from registration under the Securities Act of 1933 (the “Act”).  The Interest Shares together with the shares of Common Stock issuable upon conversion of this Note may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Each certificate for Interest Shares and/or shares of Common Stock issuable upon conversion of this Note that have not been so registered and that has not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS:

Upon the request of a holder of a certificate representing any Interest Shares or shares of Common Stock issuable upon conversion of this Note, the Company shall remove the foregoing legend from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if (i) with such request, the Company shall have received an opinion of counsel, reasonably satisfactory to the Maker in form, substance and scope, to the effect that any such legend may be removed from such certificate or (ii) a registration statement under the Act covering such securities is in effect.

2.10     Reservation of Shares.  The Company shall at all times have authorized and reserved, for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the issuance of the Interest Shares and the shares of Common Stock underlying the then outstanding aggregate principal amount of the Note.

2.11     Restriction or Conversion.  The Company shall not affect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934.  The provisions of this Section may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

3. Covenants.  The Company covenants and agrees that for so long as any portion of the indebtedness evidenced by this Note, whether principal, accrued and unpaid interest or any other amount at any time due hereunder, remains unpaid, the Company will:

3.1    Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply in all material respects with all laws, regulations and orders of each governmental authority having jurisdiction over the Company;

3.2    Promptly following the occurrence of a Default (as defined herein), furnish to the Holder a statement of the Company’s President or Chief Financial Officer setting forth the details of such Default and the action which the Company proposes to take with respect thereto;

3.3    At all times maintain true and complete records and books of account in which all of the financial transactions of the Company are duly recorded in conformance with U.S. generally accepted accounting principles;

3.4    Take all action which may be necessary or expedient to assure that, upon conversion of the Note, all shares issuable upon such conversion or exercise will be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder;

3.5     Cooperate with the Holder and execute such further instruments and documents as the Holder shall reasonably request to carry out to their satisfaction the transactions contemplated by this Note; and

3.6      Permit Payee to visit and inspect any of the properties of the Company, to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its and their officers, at all such reasonable times and intervals as Payee may reasonably request.

4. Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

4.1  The Company fails to pay the principal or interest accrued on, or any other amount at any time owing under, the Note as and when the same becomes due and payable and such default is not cured within 10 business days after notice of the occurrence of such default; or

4.2  The Company defaults in the due observance or performance of or breach any of its covenants contained in this Note and such default is not cured within 10 business days after notice of the occurrence of such default; or

4.3  The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or similar official of or for itself or of or for all or a substantial part of its property, (ii) make an assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code, as now or hereafter in effect (the “Code”), (iv) file a petition seeking to take advantage of any other bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction (“Other Laws”), (v) acquiesce as to, or fail to controvert in a timely or appropriate manner, an involuntary case filed against the Company under the Code, or (vi) take any corporate action in furtherance of any of the foregoing; or

4.4  A proceeding or involuntary case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction (i) under the Code, (ii) seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts under any Other Laws, or (iii) seeking the appointment of a trustee, receive or similar official for it or for all or any substantial part of its assets, and any such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days; or

4.5  A final judgment for the payment of money shall be rendered by a court of competent jurisdiction against the Company, and the Company shall not discharge the same, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such 30 day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment, together with all other judgments against the Company (including all subsidiaries), shall exceed in the aggregate $100,000 in excess of any insurance as to the subject matter of such judgments, as to which coverage has not been declined or the underlying claim rejected by the applicable insurer; or

4.6  The liquidation or dissolution of the Company or any vote in favor thereof by the board of directors and stockholders of the Company; or

4.7  An attachment or garnishment is levied against the assets of the Company or any Subsidiary thereof involving an amount in excess of $100,000 and the lien created by such levy is not vacated, bonded or stayed within 10 business days after such lien has attached to such assets; or

4.8  The Company defaults in the payment (regardless of amount) when due of the principal of, interest on, or any other liability on account of, any indebtedness of the Company(other than the Note) having an unpaid principal amount in excess of $100,000, or a default occurs in the performance or observance by the Company of any covenant or condition (other than for the payment of money) contained in any note (other than this Note) or agreement evidencing or pertaining to any such indebtedness, which causes the maturity of such indebtedness to be accelerated or permits the holder or holders of such indebtedness to declare the same to be due prior to the stated maturity thereof, or

4.9  The Company sells all or substantially all of its assets or merges or is consolidated with another corporation in which the Company is not the surviving corporation, or the accounting acquiror in the event of a reverse merger;

then, and in any such event, the Holder of this Note may by written notice to the Company declare the entire unpaid principal amount of this Note outstanding together with accrued interest thereon due and payable, and the same shall, unless such default be cured within 20 business days after such notice, forthwith become due and payable upon the expiration of such 20 day period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

5.  Suits for Enforcement and Remedies.  If any one or more Events of Default shall occur, the Holder may proceed to (i) protect and enforce Holder’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the Holder. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

6.  Prepayment.  The principal of this Note may be prepaid in full at any time without premium or penalty beginning on January 1, 2013 upon the giving of at least 20 days prior written notice to the Holder of the Company’s intention to prepay this Note.  During such 20 day period, the Holder shall have the right to covert this Note in accordance with the provisions of Section 2 hereof.  If this Note shall not have been converted into shares of the Company’s Common Stock during such 20 day period, at the time of the prepayment of the principal amount of this Note the Company will issue the Holder Interest Shares representing payment in full of all interest due hereunder through the Maturity Date.

7.  Miscellaneous.

7.1   If, following the occurrence of an Event of Default, the Holder of this Note shall seek to enforce the collection of any amount of principal and/or accrued interest on this Note, there shall be immediately due and payable by the Company, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by the Holder of this Note in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

7.2   No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

7.3   This Note may not be modified or discharged (other than by payment), except by a writing duly executed by the Company and Holder.

7.4    The headings of various sections and subsections of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

7.5    All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with the original timely mailed), or sent by registered, certified or express mail, return receipt requested, to such party at its address set forth below:

If to the Company to:                          AnythingIT Inc.
17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410
Telecopier No.:  (201) 475-7310
Attn:  David Bernstein, Chief Executive Officer

with a copy to:                                      James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida  33431
Telecopier No.: (561) 362-9612

If to the Holder

or hereafter given to the other party hereto pursuant to the provisions of this Note.

7.6    This Note insures to the benefit of Payee, its successors and its assignee of this Note and binds the Company, and its successors and assigns, and the terms “Payee” and the “Company” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

7.7     THE COMPANY AND THE HOLDER EACH (I) AGREE THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED EXCLUSIVELY IN THE APPROPRIATE STATE COURT, COUNTY OF BERGEN, NEW JERSEY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, (II) WAIVE ANY OBJECTION WHICH THE HOLDER MAY HAVE NOW OR HEREAFTER BASED UPON FORUM NON CONVENIENS OR TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND (III) IRREVOCABLY CONSENT TO THE JURISDICTION OF THE STATE COURT, COUNTY OF BERGEN, NEW JERSEY AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  THE COMPANY AND THE HOLDER EACH FURTHER AGREE TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE COURT, COUNTY OF BERGEN OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY AND AGREES THAT SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, MAILED BY CERTIFIED MAIL TO THEIR RESPECTIVE ADDRESSES, SUCH SERVICE TO BECOME EFFECTIVE THREE BUSINESS DAYS AFTER SUCH MAILING, WILL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, AS THE CASE MAY BE, IN ANY SUIT, ACTION OR PROCEEDING. FURTHER, BOTH THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS NOTE AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSS CLAIM ASSERTED IN ANY SUCH ACTION.

7.8    This Note is exchangeable, without expense, upon the surrender hereof by the Holder at the principal executive office of the Company, for two or more new Notes of like tenor and date (except for the principal amounts thereof) representing in the aggregate the same principal amount as this Note, in such denominations as shall be designated by the Holder thereof at the time of such surrender, provided that such new Notes shall be issuable in minimum denominations of $50,000 and integral multiples thereof.

7.9    This Note shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of law, and cannot be changed, discharged or terminated orally but only by an instrument in writing signed by the party against whom enforcement of any change, discharge or termination is sought.

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7.10    No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Event of Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

PAYOR:

ANYTHINGIT Inc.

By:	/s/David Bernstein
David Bernstein,
Chief Executive Officer

HOLDER’S NOTICE OF CONVERSION
OF CONVERTIBLE PROMISSORY NOTE
ANYTHINGIT INC.

The undersigned hereby elects to convert $_______________ principal amount and related interest of Note into shares of Common Stock of AnythingIT Inc., a Delaware corporation (the “Company”) in the amount described below according to the conditions of the Note, as of the date written below.

The undersigned requests that the stock certificates for such shares of Common Stock to be issued upon conversion be issued in the name of the Holder unless another name or other address is listed below.  The undersigned further request that in the event that the remaining principal amount of the Note is not converted, then a new Note representing the new principal amount of the Note be issued to the undersigned upon delivery of the original Note referred to above.

Date of Conversion:	__________________________________

Applicable Principal Amount:	__________________________________

Number of Shares of
Common Stock to be Issued:	__________________________________

______________________________________________
Signature

______________________________________________
Name

_______________________________________________
Address

_______________________________________________

_______________________________________________

All terms not otherwise defined in this Notice shall have the same meaning as in the Note.

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